Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2012

STAMFORD, Conn.--(BUSINESS WIRE)--January 31, 2013--Pitney Bowes Inc. (NYSE: PBI) today reported financial results for the fourth quarter and full year 2012.

Highlights

  Fourth quarter revenue of $1.3 billion; Adjusted EPS of $0.56; GAAP EPS of $0.55.
    Year-over-year revenue growth in Management Services; first since 2008.
    Year-over-year revenue growth in International Mailing, Software and Mail Services.
    Revenue trends continue to improve in the SMB group.
  Full year revenue of $4.9 billion; Adjusted EPS of $2.18, which includes a first quarter $0.11 per share tax benefit; GAAP EPS of $2.21.
  Full year free cash flow of $769 million.
  Results reflect International Mail Services (IMS) as a discontinued operation.
  The Board of Directors approved a first quarter 2013 dividend of $0.375 per share for the Company’s common stock.

President and Chief Executive Officer, Marc Lautenbach, commented, “In my brief tenure here, I have been impressed by the Company’s assets and our opportunities to deliver long-term value to shareholders and customers. I am working with the management team to develop strategies for driving growth and on-going profitability as the Company continues to transform.”

Fourth Quarter 2012 Results

Revenue in the fourth quarter totaled $1.3 billion, a decline of one percent compared to the prior year period, on both a reported and constant currency basis. The year-over-year revenue comparison this quarter is an improvement in the revenue trends as a result of growth in four of the business segments.

Earnings per diluted share (EPS), as reported under Generally Accepted Accounting Principles (GAAP), for the fourth quarter were $0.55, which includes a net charge of $0.07 per share for restructuring. GAAP earnings per share also include income of $0.06 per share from discontinued operations, which is the net of $0.07 per share of income from the resolution of tax matters and a loss of less than $0.02 per share associated with the expected sale of the International Mail Services (IMS) business. GAAP EPS for the fourth quarter 2011 were $1.28, which included charges totaling $0.72 per share for goodwill, restructuring and asset impairments, as well as income of $1.03 per share in discontinued operations, which was primarily related to a net tax benefit from the resolution of tax matters.

Adjusted earnings per diluted share from continuing operations for the fourth quarter of 2012 and 2011 exclude any goodwill, restructuring and asset impairment charges. For the fourth quarter 2012, adjusted EPS were $0.56 per share, as compared with $0.98 in the same period in the 2011. In comparison, 2011 fourth quarter adjusted EPS from continuing operations also included a $0.37 per share benefit related to favorable tax settlements. Excluding this tax benefit, the comparable 2011 fourth quarter adjusted EPS from continuing operations were $0.61 per share.

Full Year 2012 Results

For the full year, revenue totaled $4.9 billion, a decline of 4 percent compared with the prior year on a reported basis and a decline of 3 percent excluding the impact of currency fluctuations.

Earnings per diluted share on a GAAP basis for 2012 were $2.21, which includes $0.08 per share net charge for restructuring, as well as a net benefit of $0.06 per share from the sale of leveraged lease assets. GAAP earnings per share also include income of $0.05 per share from discontinued operations, which is the net of $0.17 per share of income from the resolution of tax matters and a loss of $0.12 per share associated with the IMS business. GAAP EPS for 2011 were $3.05 per share, which included charges totaling $0.89 per share for goodwill, restructuring and asset impairments; a tax charge in continuing operations of $0.02 per share; a net benefit of $0.13 per share related to the sale of leveraged lease assets; as well as income in discontinued operations of $1.07 per share which was the net of $1.31 per share of income from the resolution of tax matters primarily related to the former Capital Services business and a loss of $0.24 per share associated with IMS.

Adjusted EPS per diluted share from continuing operations exclude goodwill, restructuring and asset impairment charges; the net benefit from the sale of leveraged lease assets; and net tax charges. For 2012 adjusted EPS were $2.18 per share, which includes a first quarter $0.11 per share net tax benefit. 2011 adjusted EPS per diluted share from continuing operations were $2.75 per share, which included a $0.44 per share net tax benefit. Excluding these benefits in adjusted EPS, comparable adjusted EPS from continuing operations for 2012 were $2.07 per share versus $2.31 per share for 2011.

The Company’s results for the quarter and the year are summarized in the table below:

Earnings Per Share Reconciliation*	Q4 2012	Q4 2011	FY 2012	FY 2011
Adjusted EPS from continuing operations before net tax benefit	$0.56	$0.61	$2.07	$2.31
Net tax benefit	-	$0.37	$0.11	$0.44
Adjusted EPS from continuing operations	$0.56	$0.98	$2.18	$2.75
Restructuring and asset impairments	($0.07)	($0.31)	($0.08)	($0.48)
Goodwill charge	-	($0.41)	-	($0.41)
Tax charge	-	-	-	($0.02)
Sale of leveraged lease assets	-	-	$0.06	$0.13
GAAP EPS from continuing operations	$0.49	$0.25	$2.16	$1.98
Discontinued operations – income (loss)	$0.06	$1.03	$0.05	$1.07
GAAP EPS	$0.55	$1.28	$2.21	$3.05
*2012 and 2011 results reflect the International Mail Services (IMS) business as a discontinued operation.
The sum of the earnings per share may not equal the totals above due to rounding.

Free Cash Flow Results

Free cash flow during the quarter was $253 million and $769 million for the year. On a GAAP basis, the Company generated $256 million in cash from operations for the quarter and $660 million for the year. During the fourth quarter, the Company used cash to pay $84 million in dividends. For the year, the Company has used its cash primarily to reduce debt, pay dividends, contribute to its pension plans and make restructuring payments.

Business Segment Results

SMB Solutions Group

	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$644 million	(3%)	(3%)
EBIT	$200 million	(9%)

Within the SMB Solutions Group:

North America Mailing
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$456 million	(6%)	(6%)
EBIT	$174 million	(11%)

During the quarter, North America Mailing revenue was impacted by lower recurring revenue streams, although at a slower rate than previous quarters. Equipment sales revenue for the segment declined 3 percent, which is a continuation of the year-over-year improvement in trend, in part due to increased placements of SendSuiteLive™ shipping solutions in the U.S. and growth in equipment sales in Canada. Additionally, meter placements in Canada continued to grow for the second consecutive quarter.

EBIT margin for the segment declined versus the prior year as a result of fewer lease extensions on existing equipment and the decline in higher margin recurring revenue streams.

International Mailing
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$188 million	3%	4%
EBIT	$ 26 million	10%

International Mailing revenue benefited from increased equipment sales in the Nordics. Revenue also benefited from increased placements of Connect+™ mailing systems, particularly in France where it was recently launched, offset by the impact of the overall economic environment in Europe. EBIT margin improved year-over-year primarily due to improved service margins and productivity initiatives.

Enterprise Business Solutions Group

	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$643 million	1%	1%
EBIT	$ 77 million	(9%)

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$152 million	(6%)	(6%)
EBIT	$ 14 million	(30%)

Production Mail revenue experienced a significant increase in the backlog of orders, especially in North America, as the outlook improved and some larger orders were written at the end of the year. These orders are expected to have a positive impact on revenue in future periods. However, revenue in the fourth quarter was negatively impacted due to global economic uncertainty experienced earlier in the year and the comparison against a strong quarter last year. EBIT margin declined when compared to the prior year due to lower revenue, the mix of equipment sales and continued investment in Volly™. Excluding the investment in Volly, EBIT margin would have been approximately 510 basis points higher this quarter.

Software
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$105 million	2%	2%
EBIT	$ 18 million	172%

Software revenue increased versus the prior year in part due to the growth in large licensing deals, particularly in the Americas. However, there continued to be weakness in the European and Asian markets because of ongoing economic uncertainty and continued austerity measures in the public sector. EBIT margin increased versus the prior year due to revenue growth and the benefits of productivity initiatives.

Management Services
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$242 million	5%	5%
EBIT	$ 19 million	11%

Management Services revenue improved year-over-year for the first time since 2008 as a result of positive net new written business in prior quarters and an increased volume of documents processed in the quarter. There continued to be positive net new written business this quarter, which is expected to drive recurring revenue growth in future periods. EBIT margin benefited from revenue growth and continued expense management.

Mail Services
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$113 million	3%	2%
EBIT	$ 20 million	(43%)

Mail Services revenue improved in the fourth quarter as a result of continued penetration in workshare discount categories, as well as increased co-transportation of mail for customers. Revenue also benefited from an increase in the use of the Company’s ecommerce solutions for cross-border package delivery. EBIT margin comparisons with the prior year were impacted by a $9 million insurance reimbursement in the fourth quarter of last year. EBIT margin this quarter was also affected by the start-up investment in the Company’s new ecommerce offering. Excluding prior year’s insurance reimbursement, the underlying EBIT margin for the presort business continued to be in line with prior year.

Marketing Services
	4Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$ 32 million	(5%)	(5%)
EBIT	$ 6 million	(1%)

Marketing Services revenue declined in part due to lower household move volumes during the quarter, while the EBIT margin improved due to lower print production costs and ongoing productivity initiatives.

Executive Vice President and Chief Financial Officer, Michael Monahan, commented, “During the quarter, the Company continued to invest in several growth initiatives, including ecommerce and Volly, which are expected to help drive future revenue. We remain focused on our cost structure to support the changing mix of our business and to gain leverage as revenue improves. The Company will continue to take actions, as necessary, to reduce costs and make the appropriate investments in the business to drive shareholder returns.”

2013 Annual Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

In 2013, the Company expects revenue growth in its Enterprise Solutions Group and a moderation in the decline of revenue in its SMB Solutions Group. Revenue in 2013 is expected to benefit from growth in the Company’s new ecommerce, print outsourcing and software solutions. The Company also expects revenue to benefit from improving trends in equipment sales, including increased placements of Connect+ and SendSuiteLive; as well as a moderation in the decline of its recurring revenue streams. The Company expects that the economic and postal environments will not improve or deteriorate significantly in 2013 as compared to 2012.

The Company’s 2013 guidance is as follows:

  Revenue, excluding the impacts of currency, to be in the range of flat to 3 percent growth when compared to 2012;
  GAAP earnings per diluted share from continuing operations to be in the range of $1.85 to $2.00, which excludes any unusual items that may occur during the year;
  Free cash flow to be in the range of $600 million to $700 million.

The Company expects that it will make continued investments in its growth initiatives that will result in higher expenses in the first half of the year, but are anticipated to lead to greater revenue and margin contribution in the second half of the year. Additionally, it is expected that the decline in recurring revenue streams will continue to moderate and will have less of an impact on revenue and earnings in the second half of the year.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Delivering more than 90 years of innovation, Pitney Bowes provides business communications software, mailing systems and services that integrate physical and digital communications channels. Long known for making its customers more productive, Pitney Bowes is increasingly helping other companies grow their business through advanced customer communications management. Pitney Bowes is a $5 billion company with 29,000 employees worldwide. Pitney Bowes: Every connection is a new opportunity™. www.pb.com

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2012 and 2011, and consolidated balance sheets at December 31, 2012 and 2011 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011 (2)	2012	2011 (2)
Revenue:
Equipment sales	$281,772	$280,365	$938,289	$986,392
Supplies	69,815	72,246	283,604	307,974
Software	110,385	108,301	412,762	426,606
Rentals	141,445	151,926	569,619	618,990
Financing	121,435	134,311	495,130	547,269
Support services	173,243	175,798	689,667	706,505
Business services	389,212	382,208	1,514,944	1,528,860

Total revenue	1,287,307	1,305,155	4,904,015	5,122,596

Costs and expenses:
Cost of equipment sales	149,861	132,782	459,051	449,479
Cost of supplies	22,141	23,089	87,569	97,454
Cost of software	24,427	25,566	92,708	99,107
Cost of rentals	28,098	30,770	115,356	138,603
Financing interest expense	19,755	20,783	81,140	87,698
Cost of support services	105,750	107,815	440,055	452,582
Cost of business services	298,767	287,354	1,156,828	1,161,429
Selling, general and administrative	410,281	425,473	1,598,286	1,690,360
Research and development	32,390	40,873	136,908	148,645
Restructuring charges and asset impairments	22,291	84,087	23,117	136,548
Goodwill impairment	-	84,500	-	84,500
Other interest expense	27,967	29,357	115,228	115,363
Interest income	(2,189)	(1,093)	(7,982)	(5,795)
Other income, net	-	(9,200)	1,138	(19,918)

Total costs and expenses	1,139,539	1,282,156	4,299,402	4,636,055

Income from continuing operations before income taxes	147,768	22,999	604,613	486,541

Provision for income taxes	44,224	(32,170)	150,305	67,610

Income from continuing operations	103,544	55,169	454,308	418,931

Income from discontinued operations, net of income tax	11,387	206,899	9,231	216,924

Net income before attribution of noncontrolling interests	114,931	262,068	463,539	635,855

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,594	18,376	18,375

Net income - Pitney Bowes Inc.	$110,337	$257,474	$445,163	$617,480

Amounts attributable to common stockholders:
Income from continuing operations	$98,950	$50,575	$435,932	$400,556
Income from discontinued operations	11,387	206,899	9,231	216,924

Net income - Pitney Bowes Inc.	$110,337	$257,474	$445,163	$617,480

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.49	0.25	2.18	1.98
Discontinued operations	0.06	1.04	0.05	1.07

Net income - Pitney Bowes Inc.	$0.55	$1.29	$2.22	$3.06

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.49	0.25	2.16	1.98
Discontinued operations	0.06	1.03	0.05	1.07

Net income - Pitney Bowes Inc.	$0.55	$1.28	$2.21	$3.05

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	12/31/12	12/31/11
Current assets:
Cash and cash equivalents	$913,276	$856,238
Short-term investments	36,611	12,971

Accounts receivable, gross	755,218	755,485
Allowance for doubtful accounts receivable	(26,968)	(31,855)
Accounts receivable, net	728,250	723,630

Finance receivables	1,213,776	1,296,673
Allowance for credit losses	(25,484)	(45,583)
Finance receivables, net	1,188,292	1,251,090

Inventories	179,678	178,599
Current income taxes	51,836	102,556
Other current assets and prepayments	114,184	134,774

Total current assets	3,212,127	3,259,858

Property, plant and equipment, net	385,377	404,146
Rental property and equipment, net	241,192	258,711

Finance receivables	1,041,099	1,123,638
Allowance for credit losses	(14,610)	(17,847)
Finance receivables, net	1,026,489	1,105,791

Investment in leveraged leases	34,546	138,271
Goodwill	2,136,138	2,147,088
Intangible assets, net	166,214	212,603
Non-current income taxes	94,434	89,992
Other assets	563,374	530,644

Total assets	$7,859,891	$8,147,104

Liabilities, noncontrolling interests and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,809,226	$1,840,465
Current income taxes	240,681	242,972
Notes payable and current portion of long-term obligations	375,000	550,000
Advance billings	452,130	458,425

Total current liabilities	2,877,037	3,091,862

Deferred taxes on income	69,222	175,944
Tax uncertainties and other income tax liabilities	145,881	194,840
Long-term debt	3,642,375	3,683,909
Other non-current liabilities	718,375	743,165

Total liabilities	7,452,890	7,889,720

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	648	659
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	223,847	240,584
Retained Earnings	4,744,802	4,600,217
Accumulated other comprehensive loss	(681,213)	(661,645)
Treasury Stock, at cost	(4,500,795)	(4,542,143)

Total Pitney Bowes Inc. stockholders' equity (deficit)	110,631	(38,986)

Total liabilities, noncontrolling interests and stockholders' equity (deficit)	$7,859,891	$8,147,104

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2012
(Unaudited)

(Dollars in thousands)	Three Months Ended December 31,
			%
	2012	2011	Change
Revenue

North America Mailing	$456,243	$482,843	(6%)
International Mailing	187,973	182,928	3%
Small & Medium Business Solutions	644,216	665,771	(3%)

Production Mail	151,775	161,888	(6%)
Software	104,550	102,481	2%
Management Services	241,880	231,378	5%
Mail Services	112,690	109,849	3%
Marketing Services	32,196	33,788	(5%)
Enterprise Business Solutions	643,091	639,384	1%

Total revenue	$1,287,307	$1,305,155	(1%)

EBIT (1)

North America Mailing	$173,690	$195,272	(11%)
International Mailing	25,939	23,568	10%
Small & Medium Business Solutions	199,629	218,840	(9%)

Production Mail	13,716	19,591	(30%)
Software	17,823	6,564	172%
Management Services	19,012	17,065	11%
Mail Services	19,841	34,651	(43%)
Marketing Services	6,444	6,516	(1%)
Enterprise Business Solutions	76,836	84,387	(9%)

Total EBIT	$276,465	$303,227	(9%)

Unallocated amounts:
Interest, net (2)	(45,533)	(49,047)
Corporate and other expenses	(60,873)	(62,594)
Restructuring and asset impairments	(22,291)	(84,087)
Goodwill impairment	-	(84,500)

Income from continuing operations before income taxes	$147,768	$22,999

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairment.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2012
(Unaudited)

(Dollars in thousands)	Twelve Months Ended December 31,
			%
	2012	2011	Change
Revenue

North America Mailing	$1,818,952	$1,961,198	(7%)
International Mailing	675,637	707,416	(4%)
Small & Medium Business Solutions	2,494,589	2,668,614	(7%)

Production Mail	512,109	544,483	(6%)
Software	393,380	407,402	(3%)
Management Services	920,959	948,891	(3%)
Mail Services	445,092	411,634	8%
Marketing Services	137,886	141,572	(3%)
Enterprise Business Solutions	2,409,426	2,453,982	(2%)

Total Revenue	$4,904,015	$5,122,596	(4%)

EBIT (1)

North America Mailing	$688,665	$727,999	(5%)
International Mailing	78,979	98,601	(20%)
Small & Medium Business Solutions	767,644	826,600	(7%)

Production Mail	25,644	32,562	(21%)
Software	37,958	38,182	(1%)
Management Services	55,198	76,321	(28%)
Mail Services	101,005	103,026	(2%)
Marketing Services	28,061	26,184	7%
Enterprise Business Solutions	247,866	276,275	(10%)

Total EBIT	$1,015,510	$1,102,875	(8%)

Unallocated amounts:
Interest, net	(188,386)	(197,266)
Corporate and other expenses	(199,394)	(198,020)
Restructuring and asset impairments	(23,117)	(136,548)
Goodwill impairment	-	(84,500)

Income from continuing operations before income taxes	$604,613	$486,541

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairment.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

GAAP income from continuing operations
after income taxes, as reported	$98,950	$50,575	$435,932	$400,556
Restructuring charges and asset impairments	15,096	62,571	15,407	97,660
Goodwill impairment	-	82,890	-	82,890
Sale of leveraged lease assets	-	-	(12,886)	(26,689)
Tax adjustments	-	579	-	3,539
Income from continuing operations
after income taxes, as adjusted	$114,046	$196,615	$438,453	$557,956

GAAP diluted earnings per share from
continuing operations, as reported	$0.49	$0.25	$2.16	$1.98
Restructuring charges and asset impairments	0.07	0.31	0.08	0.48
Goodwill impairment	-	0.41	-	0.41
Sale of leveraged lease	-	-	(0.06)	(0.13)
Tax adjustments	-	0.00	-	0.02
Diluted earnings per share from continuing
operations, as adjusted	$0.56	$0.98	$2.18	$2.75

GAAP net cash provided by operating activities,
as reported	$255,560	$198,531	$660,188	$948,987
Capital expenditures	(48,770)	(32,951)	(176,586)	(155,980)
Restructuring payments	13,972	28,623	74,718	107,002
Pension contribution	-	-	95,000	123,000
Tax payments on sale of leveraged lease assets	14,879	-	114,128	-
Reserve account deposits	17,009	49,882	1,636	35,354

Free cash flow, as adjusted	$252,650	$244,085	$769,084	$1,058,363

NOTE:

The sum of the earnings per share amounts may not equal the totals above due to rounding.

The above table includes an adjustment to GAAP net cash provided by operating activities due to a reclassification between net cash provided by operating activities and net cash used in investing activities. As a result, GAAP net cash provided by operating activities increased by $28.8 million for the year ended December 31, 2011, and decreased by $35.0 million for the nine months ended September 30, 2012.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

GAAP income from continuing operations
after income taxes, as reported	$98,950	$50,575	$435,932	$400,556
Restructuring charges and asset impairments	15,096	62,571	15,407	97,660
Goodwill impairment	-	82,890	-	82,890
Sale of leveraged lease assets	-	-	(12,886)	(26,689)
Tax adjustments	-	579	-	3,539
Income from continuing operations
after income taxes, as adjusted	114,046	196,615	438,453	557,956
Provision for income taxes, as adjusted	51,418	(9,623)	174,718	138,539
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594	18,376	18,375
Income from continuing operations, as adjusted	170,058	191,586	631,547	714,870
Interest expense, net	45,533	49,047	188,386	197,266
Adjusted EBIT	215,591	240,633	819,933	912,136
Depreciation and amortization	64,049	67,141	255,556	272,142
Adjusted EBITDA	$279,640	$307,774	$1,075,489	$1,184,278

CONTACT:
Pitney Bowes Inc.
Editorial – Sheryl Y. Battles
VP, Corp. Communications
203-351-6808
or
Financial – Charles F. McBride
VP, Investor Relations
203-351-6349
Website – www.pitneybowes.com